Exhibit 3.1

State of Delaware Secretary of State Division of Corporation Delivered 04:35 PM 02/22/2013 FILED 04:35 PM 02/22/2013 SRV 130216383 - 2164821 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

The Wiki Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:The name of the Corporation is The Wiki Group, Inc.

SECOND:This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on June 24, 1988 (the “Certificate of Incorporation”) and any amendments thereto.

THIRD:Article I of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

“ARTICLE I

The Name of this Corporation shall be “Source Financial, Inc.”

FOURTH:This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below for accounting purposes only.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 21st day of February, 2013.

THE WIKI GROUP, INC.

By:	/s/ Edward C. DeFeudis
Name: Edward C. DeFeudis
Title: President